Exhibit 99.1

For Immediate Release

Investor inquiries:

Karen Greene

Internet Capital Group

610.727.6900

ir@internetcapital.com

ICG ANNOUNCES LINKSHARE’S AGREEMENT TO BE ACQUIRED BY RAKUTEN, INC. FOR $425 MILLION

Wayne, Pa – September 6, 2005 – Internet Capital Group, Inc. (Nasdaq: ICGE), today announced that its partner company, LinkShare Corporation, and Rakuten, Inc. (JASDAQ: 4755), entered into a merger agreement pursuant to which LinkShare would be acquired for approximately $425 million in cash. Rakuten is Japan’s most diversified Internet portal with the number one sites in Japan for on-line shopping, travel, golf reservations, community and greeting cards. The transaction is expected to close within four to six weeks, subject to customary closing conditions.

ICG’s share of the cash proceeds is estimated to be $150 million. Approximately ten percent of the proceeds will be escrowed for one year. Upon closing, ICG will record a gain of approximately $100 million, net of income taxes of approximately $19.0 million. The release of any proceeds from escrow in 2006 will result in an additional gain.

“We are extremely pleased that LinkShare has agreed to be acquired by Rakuten under the proposed terms,” said Walter Buckley, ICG’s chairman and CEO. “Since we acquired a stake in LinkShare in 1998, we have strongly believed in LinkShare’s potential to be a market leader, the strength and vision of its management team and the value it delivers to merchants and affiliates. We view this event as a great illustration of the ICG model, as it demonstrates the full cycle of owning, building and realizing the value of one of our Core partner companies.”

About Internet Capital Group

Internet Capital Group (www.internetcapital.com) owns and builds Internet software companies that drive business productivity and reduce transaction costs between firms. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of these platform companies that are delivering on-demand software and service applications to customers worldwide.

About LinkShare Corporation

LinkShare Corporation is a leading provider of technology solutions to track, manage, and analyze the performance of sales, marketing, and business development initiatives. Combining patented technology, the reach and distribution of a robust network, and expert account management services, LinkShare empowers clients with the ability to collaborate with partners online and develop cost-efficient pay-for-performance campaigns. In 2004, approximately 2% of U.S. retail e-commerce, or $1.4 billion, passed through the LinkShare network. LinkShare provides the platform, tools, and reporting to help clients acquire new customers, increase revenues, drive results, and measure success across affiliate, search, and e-mail initiatives. LinkShare clients are Fortune 500 and prominent companies doing business online, and include J.C. Penney, 1-800-Flowers.com, American Express, Avon Products and Dell. LinkShare was founded in 1996 and is headquartered in New York City, with offices in San Francisco, Denver, and Chicago.

LinkShare’s investors include Mitsui & Co., Ltd. (NASDAQ: MITSY), Mitsui & Co. (U.S.A), Inc., Internet Capital Group (NASDAQ: ICGE), and Comcast Interactive Capital, an affiliate of Comcast Corporation (NASDAQ: CMCSK; CMCSA). Please visit http://www.linkshare.com for more information.

About Rakuten, Inc.

Rakuten, Inc., is a leading Internet portal in Japan, bringing a wide range of services to consumers through its main division companies in E-Commerce (EC), Portal and Media, Travel, Financial Services, and Professional Sports.

The EC company provides a general on-line market for consumers, on-line auctions, and a place for B2B trade in used goods. The Portal and Media company offers Internet search and marketing services, job search, and satellite TV channels. On-line hotel and international air reservations can be done through the Travel company, and the Financial Services company houses Rakuten Securities, one of Japan’s strongest on-line brokerage services, and also provides personal financial services. Lastly, Rakuten is the proud owner of a professional baseball team — the Rakuten Golden Eagles.

Rakuten is a public company listed on the JASDAQ with a market capitalization as of September 5, 2005 of $9.7 billion.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in partner companies, the effect of economic conditions generally, capital spending by customers and development of the e-commerce and information technology markets, and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.